Exhibit 10.15

HAWKS AMENDED AND RESTATED EMPLOYMENT AGREEMENT

HEARST-ARGYLE TELEVISION, INC.
300 West 57th Street
New York, NY  10019

As of January 1, 2005

Mr. Harry T. Hawks
[ADDRESS ON FILE]

Dear Harry:

This letter constitutes all of the terms of an Amended and Restated Employment Agreement between you and Hearst-Argyle Television, Inc. (“Hearst-Argyle”). It is subject to the approval of the Board of Directors of Hearst-Argyle. The terms are as follows:

1.	Legal Name of Employee:	Harry T. Hawks
2.	Mailing Address of Employee:	[ADDRESS ON FILE]
3.	Title of Position; Duties:	Executive Vice President & CFO.

You agree to carry out the duties assigned to you by the senior executives of Hearst-Argyle. Hearst-Argyle has the right to assign you to other duties consistent with those of other executives of your level.

4.     Length of Employment.   The term of this Agreement will start on January 1, 2005 and continue through December 31, 2007 (the “Term”).

5.     Salary.   You will receive a base salary for all services to Hearst-Argyle as follows:

a)                $515,000 per year from January 1, 2005 through December 31, 2005:

b)               $550,000 per year from January 1, 2006 through December 31, 2006; and

c)                $575,000 per year from January 1, 2007 through December 31, 2007.

The salary will be paid according to Hearst-Argyle’s payroll practices, but not less frequently than twice a month. You acknowledge that you are not entitled to overtime pay.

In addition it is understood that you are eligible to receive a bonus up to a maximum of 75% of your base salary. The criteria for the bonus will be set by the Compensation Committee of the Board of Directors of Hearst-Argyle, at its sole discretion.

The bonus is payable only for as long as you work for Hearst-Argyle, and will be payable only at the end of a complete bonus cycle and is not proratable, except in the event of your death, when it will be proratable.

In determining the amount of your bonus, the books and records of Hearst-Argyle are absolute and final and not open to dispute by you. Hearst-Argyle will pay any bonus due you by March 31 of the year following the year for which the bonus is applicable.

6.     Exclusive Services.   You agree that you will work only for Hearst-Argyle, and will not render services or give business advice, paid or otherwise, to anyone else, without getting Hearst-Argyle’s written approval. However, you may participate as a member of the board of directors of other organizations and in charitable and community organizations, but only if such activities do not conflict or interfere with your work for Hearst-Argyle, and if such work is approved in advance by Hearst-Argyle, which approval will not be unreasonably withheld. You acknowledge that your services will be unique, special and original and will be financially and competitively valuable to Hearst-Argyle, and that your violation of this Paragraph will cause Hearst-Argyle irreparable harm for which money damages alone would not adequately compensate Hearst-Argyle. Accordingly, you acknowledge that if you violate this Paragraph, Hearst-Argyle has the right to apply for and obtain injunctive relief to stop such violation (without the posting of any bond, and you hereby waive any bond-posting requirements in connection with injunctive relief), in addition to any other appropriate rights and remedies it might lawfully have.

7.     No Conflicts.   You agree that there is no reason why you cannot make this Agreement with Hearst-Argyle, including, but not limited to, having a contract, written or otherwise, with another employer.

8.     Termination of Employment.

(a)          Hearst-Argyle has the right to end this Agreement:

i)                  Upon your death; or

ii)              For cause, which shall mean (A) indictment for a felony, (B) failure to carry out, or neglect or misconduct in the performance of, your duties hereunder or a breach of this Agreement; (C) willful failure to comply with applicable laws with respect to the conduct of Hearst-Argyle’s business, (D) theft, fraud or embezzlement resulting in gain or personal enrichment, directly or indirectly, to you at Hearst-Argyle’s expense, (E) addiction to an illegal drug, (F) conduct or involvement in a situation that brings, or may bring, you into public disrespect, tends to offend the community or any group thereof, or embarrasses or reflects unfavorably on Hearst-Argyle’s reputation, or (G) willful failure to comply with the reasonable directions of the Board of Directors of Hearst-Argyle; or

iii)          Without cause pursuant to Paragraph 8(b) below.

(b)   This Agreement may be terminated (i) by Hearst-Argyle or its successor without cause or (ii) by you within 60 days of a Change in Control (as defined below) (or notwithstanding Paragraph 8(a)(i), by you or your legal representative within such 60-day period, if you die while still employed), provided that, in the case of either clauses (i) or (ii) of this Paragraph 8(b), you or your legal representative execute and deliver a general release in favor of Hearst-Argyle in the form reasonably required by Hearst-Argyle, and such release has become irrevocable, and if such termination occurs, then you (or your estate, in the case of your death) will receive the payments and benefits under this Agreement for the remainder of the Term as if no termination had occurred; it being expressly acknowledged and agreed that, with respect to bonuses, and in lieu of the bonuses contemplated by the third paragraph of Paragraph 5, you (or your estate, in the case of your death) shall be entitled to receive (at the times that would have applied absent termination) (x) any accrued but unpaid bonus, and (y) for any future unpaid bonuses that otherwise would have been payable during the Term, bonuses payable at fifty percent (50%) of the maximum potential bonus. Notwithstanding the foregoing, if you breach Paragraphs 10 or 11, Hearst-Argyle’s obligations under this Paragraph 8(b) shall immediately cease, and you (and your estate, in the case of your death) shall have no further rights under this Agreement. For purposes of this Agreement, a Change in Control shall be deemed to occur if, and only if, Hearst-Argyle ceases to be controlled by or under common control with The Hearst Corporation or its affiliates.

9.     Payment for Plugs.   You acknowledge that you are familiar with Sections 317 and 507 of the Communications Act of 1934 and are aware that it is illegal without full disclosure to promote products or services in which you have a financial interest. You agree not to participate in any such promotion under any circumstances and understand that to do so is a violation of law as well as a cause for termination. Also, you agree that you will not become involved in any financial situation which might compromise or cause a conflict with your obligations under this Paragraph or this Agreement without first talking with Hearst-Argyle about your intentions and obtaining Hearst-Argyle’s written consent.

10.   Confidentiality.   You agree that while employed by Hearst-Argyle and after this Agreement is terminated or expires, you will not use or divulge or in any way distribute to any person or entity, including a future employer, any confidential information of any nature relating to Hearst-Argyle’s business. You will surrender to Hearst-Argyle at the end of your employment all its property in your possession. If you breach this Paragraph, Hearst-Argyle has the right to apply for and obtain injunctive relief to stop such a violation, in addition to its other legal remedies, as outlined in Paragraph 6.

You agree to keep the terms of this Agreement confidential from everybody except your professional advisors and family.

11.   Non-Solicitation; Non-Hire.   You agree that for two (2) years after the expiration or termination of this Agreement, you will not hire, solicit, aid or suggest to any (i) employee of Hearst-Argyle, its subsidiaries or affiliates, (ii) independent contractor or other service provider or (iii) any customer, agency or advertiser of Hearst-Argyle, its subsidiaries or affiliates to terminate such relationship or to stop doing business with Hearst-Argyle, its subsidiaries or affiliates.

If you violate this provision, Hearst-Argyle will have the same right to injunctive relief as outlined in Paragraph 6, as well as any other remedies it may have. If any court of competent jurisdiction finds any part of this Paragraph unenforceable as to its duration, scope, geographic area or otherwise, it shall be deemed amended so as to permit it to be enforced.

12.   Officer; Director.   Upon request, you agree that you will serve as an officer or director, in addition to your present position, of Hearst-Argyle or any affiliated entity, without additional pay.

13.   Continuation of Agreement.   This Agreement and your employment shall terminate upon the expiration of the Term (unless terminated earlier pursuant to Paragraph 8 hereof), provided that if Hearst-Argyle gives you written notice of extension then this Agreement shall continue on a month-to-month basis until the earlier of (i) the commencement of a renewal or extension agreement between you and Hearst-Argyle, or (ii) termination of this Agreement by either party on fifteen days written notice to the other.

14.   Assignment of Agreement.   Hearst-Argyle has the right to transfer this Agreement to a successor, to a purchaser of substantially all of its assets or its business or to any parent, subsidiary, or affiliated corporation or entity and you will be obligated to carry out the terms of this Agreement for that new owner or transferee. You have no right to assign this Agreement, and any attempt to do so is null and void.

15.   State Law.   This Agreement will be interpreted under the laws of the State of New York, without regard to conflicts or choice of law rules.

16.   No Other Agreements.   This Agreement is the only agreement between you and Hearst-Argyle. It supersedes any other agreements, amendments or understandings you and Hearst-Argyle may have had. This Agreement may be amended only in a written document signed by both parties.

17.   Approvals.   In any situation requiring the approval of Hearst-Argyle, such approval must be given by either the President and Chief Executive Officer or the Chief Operating Officer of Hearst-Argyle Television, Inc.

18.   Dispute Resolution.   Hearst-Argyle and you agree that any claim which either party may have against the other under local, state or federal law including, but not limited to, matters of discrimination, matters arising out of the termination or alleged breach of this Agreement or the terms, conditions or termination of employment, will be submitted to mediation and, if mediation is unsuccessful, to final and binding arbitration in accordance with Hearst-Argyle’s Dispute Settlement Procedure (“Procedure”), of which you have received a copy, provided that, Hearst-Argyle shall also be entitled to bring any action or proceeding to seek equitable remedies for a breach by you of the provisions of Paragraphs 6, 10 or 11 hereof. During the pendency of any claim under this Procedure, Hearst-Argyle and you agree to make no statement orally or in writing regarding the existence of the claim or the facts forming the basis of such claim, or any statement orally or in writing which could impair or disparage the personal or business reputation of Hearst-Argyle or you. The Procedure is hereby incorporated by reference into this Agreement.

19.   Correspondence.   All correspondence between you and Hearst-Argyle will be written and sent by certified mail, return receipt requested, or by personal delivery or courier, to the following addresses:

If to Hearst-Argyle:		Hearst-Argyle Television, Inc.
300 West 57th Street
39th Floor
New York, New York 10019
	Attn:	David J. Barrett
President and CEO
with a copy to:		Hearst-Argyle Television, Inc.
300 West 57th Street
39th Floor
New York, New York 10019
	Attn:	Jonathan C. Mintzer
Vice President, General Counsel & Secretary
If to Employee:		Harry T. Hawks
[ADDRESS ON FILE]

Either party may change its address in writing sent to the above addresses.

20.   Severability.   If a court decides that any part of this Agreement is unenforceable, the rest of the Agreement will survive.

21.   Originals of Agreement.   This Agreement may be signed in any number of counterparts, each of which shall be considered an original.

HEARST-ARGYLE TELEVISION, INC.
By:	/s/ DAVID J. BARRETT
David J. Barrett
President and Chief Executive Officer
By:	/s/ HARRY T. HAWKS
Harry T. Hawks